FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS BETTER-THAN-EXPECTED EPS FROM CONTINUING OPERATIONS; RAISES FISCAL YEAR 2007 EPS EXPECTATIONS BY $0.05

OMAHA, Neb., Sept. 21, 2006 — ConAgra Foods, Inc. (NYSE: CAG), one of North America’s leading packaged food companies, today reported preliminary results for the fiscal 2007 first quarter ended Aug. 27, 2006. Today’s results are preliminary because the results of discontinued operations have not yet been finalized to reflect items being adjusted in preparation for the closing of the refrigerated meats transaction; these adjustments are customary in transactions of this nature and may affect the results from discontinued operations in the first quarter.

Diluted EPS from continuing operations was $0.21, including $0.05 per diluted share of restructuring costs. Diluted EPS from continuing operations of $0.26 excluding restructuring costs was higher than the company originally expected when it gave guidance last June. Items impacting comparability in the current year and prior year are summarized toward the end of this release.

Gary Rodkin, ConAgra Foods’ chief executive officer, commented, “I am pleased with our progress on cost savings and on completing the divestitures outlined last March. Rapid implementation of the divestiture program allows us to focus on further cost-reduction opportunities earlier than originally expected. We will allocate an increasing portion of the savings toward high-quality marketing

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programs and investments in innovation, a process which will likely accelerate through the balance of fiscal 2007.”

He continued, “In addition, we are reducing fixed manufacturing costs by implementing the first steps of our plant rationalization program originally announced last March and further detailed last week. That program, along with other supply chain improvement initiatives, is expected to generate savings that help us offset inflation, increase marketing investment, and deliver sustainable earnings growth. Today we have raised our expectations for fiscal 2007 EPS performance from continuing operations by $0.05 per diluted share based upon our confidence in the company’s ability to improve efficiencies. We will update investors periodically on how our operating initiatives and capital allocation decisions impact the fiscal 2007 outlook.”

Consumer Foods Segment (56% of first-quarter sales)

Branded consumer products sold in retail and foodservice channels;

excludes international consumer operations.

For the quarter, sales for the Consumer Foods segment were $1.5 billion, 1% ahead of last year. Volume grew 1%. The high-focus brands as a group, which represent more than two-thirds of segment sales, posted 4% sales growth that more than offset revenue declines in lower-priority brands. The lower-priority brands as a whole produced increased profits, as the company improved its trade efficiency and customer and product mix on these brands. A list of major brand gains and declines is included in the question-and-answer supplement to this release, which is posted on the company’s Web site.

Segment operating profit was $181 million for the quarter, 9% ahead of the $166 million reported for last year, largely reflecting more efficient operations and mix improvement. Excluding restructuring charges of $26 million in the current quarter, operating profit increased 24% over year-ago amounts. Advertising and promotion expense was slightly lower than in the year-ago period, but is expected to increase throughout the balance of fiscal 2007 behind more effective marketing programs that have now been developed.

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Food and Ingredients Segment (31% of first-quarter sales)

Specialty potato, dehydrated vegetable, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

During the quarter, sales for the Food and Ingredients segment were $832 million, 8% ahead of last year. The increase reflects stronger volumes for the Lamb Weston specialty potato operations and Gilroy Foods vegetable operations, as well as higher prices and better mix across several product lines.

Segment operating profit was $106 million for the quarter, 10% ahead of the $96 million reported for last year, primarily reflecting the sales gains.

Trading and Merchandising Segment (8% of first-quarter sales)

Trading and merchandising agricultural commodities, fertilizer, and energy worldwide.

During the quarter, sales for the Trading and Merchandising segment were $205 million, 21% below year-ago amounts; operating profit was $16 million, 71% below the $54 million reported for last year. As expected, the profit decrease was primarily driven by less favorable trading conditions for energy-related products and agricultural commodities, as well as lower selling prices for the wholesale fertilizer operations.

International Foods Segment (5% of first-quarter sales)

Branded consumer products sold internationally to retail channels.

During the quarter, sales for the International Foods segment were $142 million, 1% below year-ago amounts. Segment operating profit was $13 million for the quarter; the operating profit in the year-ago period was $10 million, which included $6 million of expense associated with a plant closure.

Other Items

•

Corporate expense was $90 million for the quarter, including $13 million of expense related to restructuring charges; the $77 million of corporate expense excluding restructuring charges compares with $73 million in the year-ago period.

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•

Equity method investment earnings were $2 million for the first quarter. For the same quarter last year, equity investments posted a loss of $14 million and included approximately $19 million of impairment charges.

•	Net interest expense for the quarter was $58 million compared with $72 million last year, reflecting significant debt repayment over the last year and improved working capital management.

•	The effective tax rate for continuing operations for the quarter was 36%. The company expects 36% to be the effective tax rate on continuing operations going forward.

Capital Items

Regarding transactions, the company:

➢	Reached an agreement to sell its refrigerated packaged meats businesses to Smithfield Foods (NYSE: SFD), which is expected to close before Oct. 31, 2006,
➢	Completed the divestiture of its cheese business, and
➢	Sold its interest in a malt joint venture after the close of the quarter.
➢	Expects pretax proceeds for the meats, cheese, and malt transactions to be approximately $650 million after related expenses.
➢	Sold its note receivable from Swift Foods for approximately $117 million after the close of the quarter.

•	The company repurchased approximately 2.4 million shares of common stock during the first quarter at a total cost of approximately $53 million.

•	Dividends paid during the quarter totaled $93 million versus $141 million last year.

•

For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $46 million compared with $61 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $89 million for the quarter; this compares with a total of $75 million in the year-ago period.

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Outlook

The company is raising its overall fiscal 2007 EPS expectations from continuing operations by $0.05 per diluted share to a range of $1.17 - $1.22. Those amounts exclude items impacting comparability and any additional benefit from applying divestiture proceeds. The company will comment further on its fiscal 2007 EPS expectations as the fiscal year progresses and as the company finalizes the timing and amount of increased marketing investment and cost savings, as well as the application of divestiture proceeds.

Accounting Method Change

During the first quarter, the company changed its method of accounting for advertising expense for interim periods so that all advertising expense is recognized as incurred. Previously, the company recognized advertising costs in interim periods based upon sales volumes for the interim period as a proportion of estimated annual sales volumes. Prior periods have been restated to reflect this change.

The method change will alter the quarterly distribution of advertising expense, although the change will have no impact on total advertising expense reported for the current or any prior fiscal year. The impact of the change on the first quarter fiscal 2007 results was not material. In the second quarter, the company currently expects the change in accounting to result in $0.02 to $0.04 per diluted share of additional advertising expense that would have been recognized later in the year under the previous method. Independent of the method change, the company expects increased marketing investment in the balance of the fiscal year related to its innovation and sales growth initiatives.

Changes to Historical Amounts

The accounting method change discussed above, the reclassification of one of the company’s smaller businesses to discontinued operations, and the reclassification of interest expense from cost of goods sold within the Food and Ingredients segment resulted in some changes to historical amounts. Please see the question-and-answer supplement for this release, which provides historical amounts reflecting these changes; this document can be found at www.conagrafoods.com/investors.

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Preliminary Results

Today’s results are preliminary because the results of discontinued operations have not yet been finalized to reflect items being adjusted in preparation for the closing of the sale of the refrigerated meats transaction; these adjustments are customary in transactions of this nature and may affect the results from discontinued operations in the first quarter. EPS from discontinued operations, excluding pending items related to the refrigerated meats divestiture and a gain of approximately $0.07 per share from other divestitures completed during the quarter, was in the range of the $0.05 contributed by discontinued operations in the year-ago period. The company will provide the results of its discontinued operations in its 10-Q filing.

Major Items Affecting First-Quarter Fiscal 2007 EPS Comparability

Included in the $0.21 diluted EPS from continuing operations for the first quarter of fiscal 2007 (EPS amounts rounded and after tax):

•

Expense of $0.05 per diluted share, or $39 million pretax, for restructuring charges related to programs designed to reduce the company’s ongoing operating costs. These are reflected as $26 million of expense within the Consumer Foods segment and $13 million of corporate expense.

Included in the $0.61 diluted EPS from continuing operations for the first quarter of fiscal 2006 (EPS amounts after tax):

•	Gain of $0.40 per diluted share, or $329 million pretax, from the sale of Pilgrim’s Pride Corporation common stock that is classified as such on the company’s income statement.
•

Expense of $0.03 per diluted share, or $19 million pretax, resulting from asset impairment charges associated with two equity method investments, and classified within the results of equity method investments.

•	Expense of $0.01 per diluted share, or $6 million pretax, related to plant closure costs included as part of the results for the International Foods segment.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss first-quarter results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-800-811-8830 and 1-913-981-4904, respectively. No confirmation or pass code is

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needed. This conference call also can be accessed live on the Internet at www.conagrafoods.com/investors.

A rebroadcast of the conference call will be available after 1 p.m. EDT. To access the digital replay, a pass code will be required. Domestic participants should dial 1-888-203-1112 and international participants should dial 1-719-457-0820 and enter pass code 6705460. A rebroadcast also will be available on the company’s Web site.

In addition, the company has posted a question-and-answer supplement relating to this release at www.conagrafoods.com/investors. To view recent company news, please visit www.conagrafoods.com/media.

Annual Stockholders’ Meeting Webcast

The company will webcast its Fiscal 2006 Annual Stockholders’ Meeting on Thursday, Sept. 28, 2006. This event will be webcast live beginning at 2:30 p.m. EDT. The webcast will be archived starting at 4:30 p.m. EDT on Thursday, Sept. 28 and can be accessed at www.conagrafoods.com/investors.

ConAgra Foods, Inc. (NYSE:CAG) is one of North America's largest packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt's, Marie Callender's, Orville Redenbacher's, PAM, Reddi-wip, and many others.

Note on Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility to update these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among

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other things, future economic circumstances, industry conditions, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the company’s ability to execute its operating and restructuring plans, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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ConAgra Foods, Inc.

Segment Operating Results (unaudited)
In millions
	FIRST QUARTER

	13 Weeks Ended	13 Weeks Ended
	August 27, 2006	August 28, 2005	Percent Change
SALES
Consumer Foods	$ 1,509.6	$ 1,499.5	0.7%
Food and Ingredients	831.5	770.5	7.9%
Trading and Merchandising	205.4	260.0	(21.0)%
International Foods	142.1	143.8	(1.2)%
Total	2,688.6	2,673.8	0.6%

OPERATING PROFIT
Consumer Foods	$ 180.6	$ 166.4	8.5%
Food and Ingredients	106.3	96.4	10.3%
Trading and Merchandising	15.6	53.5	(70.8)%
International Foods	13.1	10.3	27.2%
Total operating profit for segments	315.6	326.6	(3.4)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
General corporate expense	(89.8)	(72.9)	23.2%
Gain on sale of Pilgrim’s Pride Corporation common stock	-	329.4	(100.0)%
Interest expense, net	(58.0)	(72.4)	(19.9)%
Income from continuing operations before income taxes and equity method investment earnings (loss)	167.8	510.7	(67.1)%

Segment operating profit excludes general corporate expense, gain on sale of Pilgrim’s Pride Corporation common stock, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings – CONTINUING OPERATIONS ONLY (unaudited)
In millions, except per share amounts	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended
	August 27, 2006	August 28, 2005	Percent Change
Net sales	$ 2,688.6	$ 2,673.8	0.6%
Costs and expenses:
Cost of goods sold	2,025.6	2,003.1	1.1%
Selling, general and administrative expenses	437.2	417.0	4.8%
Interest expense, net	58.0	72.4	(19.9)%
Gain on sale of Pilgrim’s Pride Corporation common stock	-	329.4	(100.0)%
Income from continuing operations before income taxes and equity method investment earnings (loss)	167.8	510.7	(67.1)%
Income tax expense	61.5	177.6	(65.4)%
Equity method investment earnings (loss)	2.2	(13.9)	NA
Income from continuing operations	$ 108.5	319.2	(66.0)%

Earnings per share – basic

Income from continuing operations	$ 0.21	$ 0.62	(66.1)%

Weighted average shares outstanding	510.2	518.1	(1.5)%

Earnings per share – diluted

Income from continuing operations	$ 0.21	$ 0.61	(65.6)%

Weighted average share and share equivalents outstanding	512.4	520.5	(1.6)%

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ConAgra Foods, Inc.

Consolidated Balance Sheets* (unaudited)
In millions
	August 27, 2006	August 28, 2005
ASSETS
Current assets
Cash and cash equivalents	$ 695.3	$ 501.4
Receivables, less allowance for doubtful accounts
of $26.3 and $31.1	1,156.1	1,252.3
Inventories	2,123.1	2,296.3
Prepaid expenses and other current assets	750.2	736.9
Current assets held for sale	219.8	503.0
Total current assets	4,944.5	5,289.9
Property, plant and equipment, net	2,212.9	2,348.5
Goodwill	3,444.6	3,447.3
Brands, trademarks and other intangibles, net	797.4	800.6
Other assets	228.3	444.4
Noncurrent assets held for sale	385.1	851.8
	$ 12,012.8	$ 13,182.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$ 8.2	$ 10.8
Current installments of long-term debt	421.8	119.1
Accounts payable	892.2	899.4
Advances on sales	107.6	128.8
Accrued payroll	243.0	192.5
Other accrued liabilities	1,276.1	1,329.4
Current liabilities held for sale	2.7	50.5
Total current liabilities	2,951.6	2,730.5
Senior long-term debt, excluding current installments	2,752.0	3,943.5
Subordinated debt	400.0	400.0
Other noncurrent liabilities	1,190.6	1,116.9
Noncurrent liabilities held for sale	-	5.0
Common stockholders' equity	4,718.6	4,986.6
	$ 12,012.8	$ 13,182.5

* See discussion of Preliminary Results on page 6.

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